Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (the “Agreement”) by and between Walter Investment Management Corp. (the “Company”), and Mark J. O’Brien (the “Executive”), is made and entered into as of October 2, 2015 and shall be effective at 12:01 a.m. on the eighth day following the Executive’s delivery of an executed copy of this Agreement and the attached release, if the Executive has not revoked the attached release prior to such time (the “Effective Date”). If such release is revoked by the Executive prior to the Effective Date, this Agreement shall have no force or effect.

BACKGROUND

The Executive has served as the Chief Executive Officer (“CEO”) and the Chairman of the Board (the “Chairman”) of the Company for a number of years. The Executive is employed pursuant to an Agreement dated December 23, 2008, as amended and restated on March 15, 2010 and as further amended on March 29, 2012 (as amended, the “Employment Agreement”). The Executive has decided to retire while remaining a member of the Company’s Board of Directors. The Company and the Executive desire to provide for a settlement of all matters and claims between the parties related to the Employment Agreement and the Executive’s employment by the Company.

Accordingly, in consideration of the above, of the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:

TERMS

1. Resignation. The Executive hereby retires and resigns as an employee of the Company (including his position as CEO), effective on the Effective Date. The Executive also hereby retires and resigns as Chairman, effective on December 31, 2015. It is understood that the Executive’s retirement date as Chairman may be extended in the future by agreement of the Executive and the Company. These actions on the part of the Executive are not the result of any disagreement relating to the Company’s operations, policies or procedures. The Executive agrees to continue to serve as a member of the Board of Directors of the Company (the “Board”), for the remainder of his current term or until his earlier death, disability, resignation or removal by the shareholders of the Company. After retiring as Chairman, the Executive shall be entitled to receive compensation for his service as a member of the Board, commensurate with that of other non-inside directors.

2. Services. After the Effective Date, the Executive shall provide the consulting services (the “Services”), but only as requested by the Board or the CEO. There shall be no minimum number of hours of services to be performed by the Executive. The Executive shall not be required to work more than 20 hours per quarter in performance of the Services. The Executive shall perform the Services in accordance with the terms and conditions of this Agreement for a period of up to two years after the Effective Date. There shall be no additional compensation paid for any such Services. The Company shall reimburse the Executive for reasonable travel and entertainment expenses in connection with the Services, in accordance with the Company’s travel and reimbursement policies.

The Executive shall continue to serve as Chairman until December 31, 2015, and shall perform his duties through such date consistent with past practice. The Executive acknowledges that the continuing performance of his duties as Chairman through this transition period is a material part of his obligations under this Agreement. If requested by the Board, the Executive shall consider serving (but shall not be required to serve) as Chairman for a period in 2016, subject to mutually acceptable terms and conditions.

3. Retirement Payments. In consideration of the covenants and agreements set forth in this Agreement, the Company shall pay to the Executive: (a) the amount of $500,000 on the Effective Date; (b) the amount of $1,150,000 on January 8, 2016; and (c) if the Executive continues to perform his duties as Chairman through December 31, 2015, consistent with past practices (or in the event of his earlier death, disability or removal from office), the Company shall (i) continue to pay to the Executive his base salary at the level in effect immediately prior to the Effective Date ($575,000 per year) for a period of eighteen (18) months after the Effective Date, payable in the same periodic installments as such base salary is currently paid (in the amount, in total, of $862,500), and (ii) pay the Executive the amount of $487,500 on January 6, 2017; provided, that the payment of the foregoing amounts will be accelerated and paid in full promptly (to the Executive or the Executive’s estate, as applicable): (x) upon the Executive’s death; (y) if the Executive becomes disabled (within the meaning of Code Section 409A) or (z) if an unforeseeable emergency occurs (within the meaning of Code Section 409A). For the avoidance of doubt, these payments will be due and payable to Executive even if he ceases to serve as Chairman or as a director on the Board after December 31, 2015 for any reason, including resignation. These payments will be subject to any federal, state and local withholding taxes and other deductions the Company is required to make under any applicable law or regulation. These payments shall be in lieu of any future payments under the Employment Agreement, any bonus attributable to calendar year 2015 and any and all other compensatory payments (including unused vacation pay) related to services rendered by the Executive in 2015 or in future or past years as an employee, except as specifically set forth in this Agreement; provided, however, that the above will not affect the Executive’s entitlement to his accrued and vested benefits under the Company’s retirement plans, which will be determined under the terms of the plans and applicable laws.

4. Equity Awards. The Executive has been awarded the restricted stock units (“RSUs”), the performance shares (“PSUs”) and the stock options (“Options”) set forth on Appendix 1 (collectively, the RSUs, the PSUs and the Options are referred to as the “Equity Awards”). No additional Equity Awards will be granted to the Executive after the Effective Date related to his employment (for the avoidance of doubt, the Executive shall be eligible to receive equity grants pursuant to any plan for the benefit of members of the Board). The Company confirms that the Equity Awards have been validly issued, are outstanding, and in full force and effect. Notwithstanding the termination of Executive’s employment with the Company or anything to the contrary in the plan or agreements governing the Equity Awards, the following provisions will apply to the Equity Awards: (a) the number of Equity Awards shall remain as set forth on Appendix 1, (b) subject to the modifications in this Section 4, the Retirement terms of the Equity

Awards shall govern, (c) the RSUs shall be earned and vested on the Effective Date, and shall be settled and paid to Executive on the applicable date(s) pursuant to the payout schedules set forth in the applicable agreements governing the RSUs, (d) with respect to the PSUs, Executive shall be entitled to receive and be paid the full amount of shares earned based on performance (as if, solely for this purpose, Executive remained an employee of the Company through the applicable date on which the amount of the payout is determined, including, if applicable, a Change in Control), and the PSUs shall be settled and paid to Executive on the applicable date pursuant to the payout schedules set forth in the applicable agreements governing the PSUs, (e) each Option shall be fully vested and exercisable as of the Effective Date, and Executive shall have until the expiration date of the Option to exercise such Option (without regard to any acceleration of the expiration date that would otherwise apply by reason of Executive’s retirement), and (f) such Equity Awards shall otherwise remain subject in all respects to the terms of the relevant plan including, without limitation, expiration periods for exercise of such Options.

5. Benefits. The Company shall not provide, and shall have no obligation to provide, the Executive with any benefits after the Effective Date; provided, however, it is acknowledged that the Executive may elect to continue medical coverage under COBRA, assuming compliance with applicable regulations and administrative procedures, and that the Executive’s rights to Equity Awards will be determined as described in Section 4, above. It is specifically acknowledged, without limitation, that the Executive will not be eligible for: (a) vacation pay, (b) an automobile allowance; (c) rights to use aircraft owned or leased by the Company; (d) or future active participation in the Company’s retirement plans or (e) participation in the Company’s group life insurance plan.

The Company will, promptly after the effective date, execute documentation provided by the Executive to cause its membership in Palma Ceia Country Club to be transferred to the Executive. The Company will cooperate in good faith to transfer such membership, but shall not be obligated to expend any funds in this regard.

6. Inventions, Improvements, Trade Secrets, etc.

The Executive acknowledges and agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by him during the period of his employment with the Company (or service on the Board), either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, or which resulted from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) are the sole and exclusive property of the Company. The Executive reaffirms the assignment to the Company of his entire right and interest in any such Developments, and will execute any documents in connection with such assignment that the Company may reasonably request.

7. Non-Compete and Non-Solicit. It is understood and agreed that the Company and the Executive had and will have substantial relationships with specific businesses and personnel, prospective and existing vendors, contractors, customers and employees of the Company that result in the creation of customer, supplier and employee goodwill. Therefore, for a period of thirty-six (36) months from the Effective Date, so long as the Company or any subsidiary, affiliate, successor or assigns is in the residential real estate mortgage servicing business or directly related businesses within the Restricted Area, unless the Board approves an exception, the Executive shall not, directly or indirectly, for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a) Call upon, solicit, write, direct, divert, influence, or accept residential real estate mortgage servicing and directly related business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to the Company; or

(b) hire away any independent contractors or personnel of the Company and/or entice any such persons to leave the employ of the Company or its affiliated entities without the prior written consent of the Company.

(c) “Restricted Area” shall mean the servicing and origination of residential loans (including reverse loans) and directly related industries in which the Company competes at the time of the Effective Date or on the date the Executive ceases to be a member of the Board, but excludes residential real estate and homebuilding businesses that do not originate residential loans in the ordinary course of business. For the avoidance of doubt, to “originate” means to process, underwrite and close residential mortgage loans.

8. Non-Disparagement. Following the Effective Date and continuing for so long as the Company or any of its affiliates, successors or assigns carries on the same business within the Restricted Area, neither the Executive nor any director or executive officer of the Company shall, directly or indirectly:

(a) Other than the Company issuing a mutually agreed upon press release, make any statements or announcements or permit anyone to make any public statements or announcements concerning the Executive’s retirement from the Company ((i) excluding any disclosures mandated by law, regulation or court order including, without limitation, the filing of a Form 8-K announcing the retirement, which shall attach a copy of this Agreement as an exhibit and (ii) excluding any statement in response to an investor or analyst inquiry, such as on an earnings call, that merely acknowledges the fact that Executive has retired from the Company, which is not derogatory or negative toward the Executive), or

(b) Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Executive or to the interests of the Company or its affiliated entities, as the case may be.

Nothing in this section shall prevent either party from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial, proceeding or any government inquiry, investigation or other proceeding.

9. Confidential Information.

(a) The Executive acknowledges that he will respect and safeguard the Company’s property, trade secrets and confidential information. The Executive will not disclose any Company trade secrets or confidential information he acquired while an employee of the Company (or a member of the Board) to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

(b) If the Executive is subpoenaed or is required to testify about the Company or his employment or end of employment with the Company, he will contact the Human Resources Department about the subpoena/demand within 72 hours of receiving it or before the date of the proposed testimony, whichever is earlier. Further, the Executive agrees to meet and cooperate with the Company’s attorneys in preparation for such testimony (and, of course, he will at all times testify truthfully).

(c) Nothing in this Agreement shall be construed to prohibit the Executive from (1) filing a charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or other fair employment practices agency; (2) communicating directly with the United States Securities and Exchange Commission (“SEC”) or any member of its staff, about any possible violation of federal securities law; (3) making any disclosure protected under the whistleblower provisions of federal laws or regulations or (4) participating in any investigation or proceeding conducted by the EEOC or the SEC or other federal, state or local agency. The Executive does not need the Company’s approval prior to communicating directly with the EEOC or the SEC or their respective staffs. However, if the Executive files a charge with the EEOC or similar agency, or if one is filed on his behalf, he hereby forever waives and relinquishes any rights to recover damages resulting from any such charge. Further, nothing in this Agreement shall be interpreted or applied to affect or limit the Executive’s otherwise lawful ability to challenge, under the Older Workers Benefits Protection Act, the knowing and voluntary nature of the Executive’s release of any age discrimination claims before a court, at the EEOC, or at any other federal, state, or local agency.

10. Acknowledgment. The Executive acknowledges and agrees that he: (a) has read this Agreement carefully; (b) has been advised by the Company to consult with an attorney regarding its contents and (c) fully understands the Agreement.

11. Entire Agreement and Choice of Law. It is agreed and understood that this Agreement shall constitute the entire agreement with respect to its subject matter and supersedes all prior agreements, discussions, understandings and proposals (written or oral) relating to the Executive’s employment with the Company, including, without limitation, the Employment Agreement. This Agreement will be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws principles of Florida.

12. Dispute Resolution. In the event of a dispute arising out of or related to this Agreement, the parties shall first seek to resolve any dispute through negotiations. If such negotiations fail, any such dispute shall be resolved through binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”). The arbitration will be heard by one arbitrator to be chosen as provided by the commercial arbitration rules of the AAA and shall be held in Tampa, Florida. The prevailing party in the dispute shall be entitled to receive his or its reasonable fees and costs in connection with the matter (including attorney’s fees and expenses at all levels of proceedings). The identity of the prevailing party shall be determined by the arbitrator or, if the arbitrator declines to determine the prevailing party, a party will be deemed to have prevailed if, in the case of monetary damages he or it receives in excess of 50% of what he or it demanded.

Notwithstanding the above, in the event of a breach or threatened breach of the provisions of Sections 6-9 of this Agreement, the party that is in breach or in threatened breach acknowledges and agrees that the other party may suffer irreparable harm that is not subject to being cured with monetary damages and that the aggrieved party shall be entitled to seek injunctive relief in a state court of the State of Florida, without the necessity of posting any bond.

13. Section 409A. The parties intend that payments and benefits under this Agreement be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Code Section 409A. In the event that any provision of this Agreement is determined to not comply with Code Section 409A, the parties shall fully cooperate to reform the Agreement to correct such noncompliance to the extent permitted under any guidance, procedure, or other method promulgated by the Internal Revenue Service now or in the future that provides for such correction as a means to avoid or mitigate any taxes, interest, or penalties that would otherwise be incurred by the parties on account of such non-compliance. Any payments under this Agreement that may be excluded from Code Section 409A as a short-term deferral or severance pay exception shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Code Section 409A (it being agreed that the Effective Date constitutes the date of Executive’s “separation from service” under Code Section 409A, since Executive will not be expected or required to perform Services (or services as Chairman) exceeding twenty percent (20%) of the average level of bona fide services he performed for the Company over the immediately preceding 36 months). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Code Section 409A.

14. Tax Compliance Delay in Payment. If the Company reasonably determines that any payment or benefit due under this Agreement, or any other amount that may become due to the Executive after termination of employment, is subject to Code Section 409A, and also determines that the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), no amount that constitutes non-qualified deferred compensation subject to Code Section 409A may be paid to the Executive or on the Executive’s behalf earlier than six months after the Effective Date (or, if earlier, the death of the Executive) if such payment would violate the provisions of Code Section 409A, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after the Effective Date (or, if earlier, one day after the Executive’s death). For this purpose, the Executive will be considered a “specified employee” if he is employed by an employer that has its stock publicly traded on an established securities market or certain related entities have their stock traded on an established securities market and he is a “key employee”, with the exact meaning of “specified employee”, “key employee” and “publicly traded” defined in Code Section 409A(a)(2)(B)(i). Notwithstanding the above, the Company hereby retains discretion to make determinations regarding the identification of “specified employees” and to take any necessary corporate action in connection with such determination. The parties agree that the only payments under this Agreement subject to delay under this Section 14 are the base salary continuation payments under Section 3(c)(i), and any installments thereof otherwise payable prior to the date that is six months and one day after the Effective Date shall be accumulated and paid to Executive in a lump sum on the first payroll date after the date that is six months and one day after the Effective Date.

15. Notices. Any notice required or permitted to be given hereunder shall be either hand-delivered, or sent by prepaid overnight express courier service or to the parties at the following address:

If to the Executive: Mark J. O’Brien (at the address set forth in the Company’s personnel records)	If to the Company: Walter Investment Management Corp. 3000 Bayport Drive Suite 1100 Tampa, Florida 33607 Attn: Chief Executive Officer

or to such other address as either party may designate to the other by written notice given in accordance with this Agreement. Notice shall be deemed to have been given when delivered or, if sent by overnight service, within two business days of delivery to such service.

16. Amendment and Waiver. This Agreement may be modified, waived, or discharged only by a writing, signed by the Executive and a duly authorized officer of Company.

17. Release. The release set forth as Appendix 2 to this Agreement is an integral part of this Agreement and is being executed simultaneously with this Agreement.

18. Indemnification. The parties acknowledge that the Executive and the Company are parties to an Indemnification Agreement, dated April 17, 2009 (the “Indemnification Agreement”). In the event that the Company in the future enters into indemnity arrangements more favorable to the relevant director or executive officer than contained in the Indemnification Agreement, it shall promptly provide an amended Indemnification Agreement to the Executive containing such more favorable terms.

19. Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns (including any successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company) and, in the case of Executive, his heirs, devisees, executors and administrators and other legal representatives.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized representative of Company, effective as of the date first written above.

WALTER INVESTMENT MANAGEMENT CORP.

By:	/s/ Gregory Williamson
Its:	Chief Human Resources Officer

EXECUTIVE

/s/ Mark J. O’Brien
Mark J. O’Brien

APPENDIX 1

RSUs

Grant Date	Number	Vesting
04/06/15	58,724	1/3 vests on each of April 6, 2016, April 6, 2017 and April 6, 2018*

03/24/14	33,959	50% vests on March 24, 2016 and 50% vests on March 24, 2017*

PSUs

Performance Cycle	Number	Vesting
01/15/15-12/31/17	58,724	Performance based

03/24/14-12/31/16	101,877	Performance based

Options**

Grant Date	Options	Exercise Price	Vesting
04/03/13	168,128	$33.59	100% vests on April 3, 2016*

*	Vesting will be accelerated to the Effective Date.
**	For the avoidance of doubt, vested but outstanding options are not listed in this Appendix 1, but will be treated as “Equity Awards” for all purposes of this Agreement and the Release.

APPENDIX 2

GENERAL RELEASE OF CLAIMS

This Release of Claims (“Release”) is entered into by and between Walter Investment Management Corp., and its subsidiaries, predecessors, successors, assigns, affiliates, insurers and related entities, (collectively referred to as the “Company”) and Mark J. O’Brien (the “Executive”) and is dated October 2, 2015. In consideration for the mutual promises set forth below, the Company and the Executive agree as follows:

1. The Executive’s employment will end pursuant to the terms of a Retirement Agreement (the “Agreement”) on the Effective Date (as such term is defined in the Agreement). This Release has been attached and incorporated by reference into the Agreement.

2. In consideration for the promises and covenants set forth in the Agreement and this Release, including, specifically but without limitation, the general release set forth below.

The Executive agrees, on behalf of himself, and his heirs, successors in interest and assigns that, except as specifically provided in this Release, the Executive does not have pending and will not file, or cause to be filed, any charges, lawsuits, or other actions of any kind in any forum against the Company and/or its officers, directors, employees, agents, successors and assigns and does hereby further release and discharge the Company and its officers, directors, employees, agents, successors and assigns from any and all claims, causes of action, rights, demands, and obligations of whatever nature kind or character which the Executive may have, known or unknown, against them (including those seeking equitable relief) alleging, without limitation, breach of contract or any tort, legal actions under: (a) Title VII of the Civil Rights Act of 1964, as amended; (b) Section 1981 of the Civil Rights Act of 1966, as amended; (c) the Rehabilitation Act of 1973, as amended; (d) the Employee Retirement Income Security Act of 1974, as amended; (e) the Age Discrimination in Employment Act of 1967, as amended, (the “ADEA”) (except to the extent claims under the ADEA arise after the date of this Release); (f) the Americans with Disability Act; (g) the Civil Rights Act of 1991 or (h) any State, Federal, or local law concerning age, race, religion, national origin, handicap, or any other form of discrimination, or any other State, Federal, or common law or regulation , in each case relating in any way to, the Executive’s employment with the Company or the Executive’s separation from the Company, including any and all future claims (relating to any acts or occurrences arising on or before the date of this Release), except only: (x) claims arising in connection with rights and obligations under this Release or (y) as specifically provided below. The Executive further agrees to waive and release any claim for damages occurring at any time after the date of this Release because of any alleged continuing effect of any alleged acts or omissions involving the Executive and/or the Company which occurred on or before the date of this Release. This Release includes a release of any claims under any equity, option or other Company incentive plan or award arising on or before the date of this Release, except for the Equity Awards described in the Agreement, which continue in full force and effect.

The Company agrees, on behalf of itself and its successors in interest and assigns that, except as specifically provided in this Release, the Company does not have pending and will not file, or cause to be filed, any charges, lawsuits, or other actions of any kind in any forum against the Executive and does hereby further release and discharge the Executive from any and all claims, causes of action, rights, demands, and obligations of whatever nature kind or character which the Company may have, known or unknown, against him (including those seeking equitable relief) alleging, without limitation, breach of contract, any tort, or any State, Federal, or common law or regulation relating in any way to, the Executive’s employment with the Company, service as an officer and director, or separation from the Company, including any and all future claims (relating to any acts or occurrences arising on or before the date of this Release), except only: (a) claims arising in connection with rights and obligations under this Release or (b) as specifically provided below. The Company further agrees to waive and release any claim for damages occurring at any time after the date of this Release because of any alleged continuing effect of any alleged acts or omissions involving the Executive and/or the Company which occurred on or before the date of this Release.

Notwithstanding the above, the Company does not release the Executive as to any matter or proceeding as to which the Company would have been prohibited or is prohibited from indemnifying the Executive pursuant to the Maryland Code, Corporations and Associations, Section 2-418(b)(1) and the Company may bring a claim relating to the subject matter of any such actions or proceedings.

3. Notwithstanding anything contained in this Release to the contrary, the general release set forth in paragraph 2 shall not apply to any rights or obligations that the Executive or the Company may have pursuant to the Agreement, or indemnification provisions of the certificate of incorporation or bylaws of the Company or the Indemnification Agreement entered into between the Executive and the Company as of April 17, 2009, which shall continue in full force and effect.

4. This Release shall not in any way be construed as an admission by the Company or the Executive that he or it acted wrongfully with respect to each other or that one party has any rights whatsoever against the other or the other released parties.

5. The Executive and the Company specifically acknowledge the following:

a.	The Executive and the Company do not release or waive any right or claim which the party may have which arises after the date of this Release, which does not relate to acts or occurrences arising on or before the date of this Release.

b.	In exchange for this general release, the Executive acknowledges that the Executive has received separate consideration beyond that which the Executive is otherwise entitled to under the Company’s policy or applicable law.

c.	The Executive is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §621, et seq.

d.	The Executive acknowledges that the Company has afforded him the opportunity to consider this Release for a period of twenty-one days; in the event the Executive executes and delivers this Release in less than twenty-one days, he knowingly waives his right to consider this Release for twenty-one days, after having consulted with legal counsel.

e.	The Executive has seven (7) days to revoke this Release after acceptance. However, no consideration will be paid under the Agreement until after the revocation of the acceptance period has expired. Additionally, for the revocation to be effective, the Executive must give written notice of the Executive’s revocation to the Company’s General Counsel.

6. Should the Executive materially breach any provision of this Release, the Company’s obligation to continue to pay the consideration set forth in the Agreement shall cease and the Company shall have no further obligation to the Executive. Should the Company materially breach any provision of this Release, the Executive’s obligations hereunder shall cease and the Executive shall have no further obligations pursuant to this Release. In each case, all other terms and conditions of this Release, including, but not limited to, the general release in paragraph 2 shall remain in full force and effect.

7. The Company and the Executive agree that in the event it becomes necessary to enforce any provision of this Release, Section 12 of the Agreement shall govern the rights and duties of the parties.

IN WITNESS WHEREOF, this Release has been duly executed and delivered by the Executive and by a duly authorized representative of the Company, effective as of the date first written above.

WALTER INVESTMENT MANAGEMENT CORP.

By:	/s/ Gregory Williamson
Its:	Chief Human Resources Officer

EXECUTIVE

/s/ Mark J. O’Brien
Mark J. O’Brien